Exhibit 10.12

ERS-XiMo Confidential

JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement (this “Agreement”) is made as of January 14, 2011 (the “Effective Date”) by and between Elevance Renewable Sciences, Inc., a Delaware corporation having its principal office at 175 E. Crossroads Parkway, Bolingbrook, Illinois 60440 (“ERS”), and XiMo Ltd, a Swiss company with an office at Altsagenstrasse 3, CH-6048, Horw/Luzern, Switzerland (“XiMo”).

WHEREAS, ERS is a leader in developing and manufacturing modified natural oil-based products that can be made in a variety of forms including oils, blends, waxes and emulsions;

WHEREAS, XiMo is a company focused on developing technology for metathesis catalysis; and

WHEREAS, ERS and XiMo desire to collaborate to engage in certain research to be undertaken by XiMo and funded by ERS with respect to developing commercially viable early transition metal metathesis catalysts.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ERS and XiMo hereby agree as follows.

1.	Defined Terms.

Terms used herein with initial capital letters shall have the respective meanings set forth below in this Section 1. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except where expressly limited or otherwise stated to the contrary, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall,” and vice versa.

1.1. “Affiliate” means, with respect to a Party, any entity that Controls, is Controlled by, or is under common Control with such party. Notwithstanding anything in this Agreement to the contrary, the term “Affiliate,” as it relates to XiMo, will not include Camellia, Plc (“Camellia”) or any entity controlling, controlled by or under common control with Camellia other than XiMo and its subsidiaries.

1.2. “Applicable Patent” means a patent or patent application: (a) pending or issued under the Catalyst Intellectual Property; or (b) pending or issued with respect to Existing XiMo Intellectual Property licensed hereunder.

1.3. “Catalyst Intellectual Property” means any Developed Intellectual Property comprising (a) composition of matter Intellectual Property covering Developed Catalysts and Developed Catalyst intermediates, (b) Intellectual Property for making Developed Catalysts and Developed Catalyst intermediates (i.e., methods of making Developed Catalysts and Developed Catalyst intermediates) and methods of using Developed Catalysts or Developed Catalyst intermediates in general metathesis reactions that are claimed in patents or patent applications for

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

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compositions of matter with respect to such catalysts and catalyst intermediates, [***] (except in cases in which Developed Intellectual Property is claimed in a separate divisional patent application or patent issuing thereon arising in the context of or in connection with an initial patent application or patent claiming composition of matter with respect to such a catalyst; provided that such divisional patent application or patent does not include process Intellectual Property for [***], which such [***] Intellectual Property shall be Product Intellectual Property for purposes of this Agreement).

1.4. “Category A Products” means Covered Products having an annual sales volume of greater than [***] metric tons.

1.5. “Category B Products” means Covered Products having an annual sales volume greater than [***] metric tons and less than [***] metric tons.

1.6. “Category C Products” means Covered Products having an annual sales volume of [***] metric tons or less.

1.7. “CHF” means Swiss Francs.

1.8. “Commencement Date” shall mean the date on which ERS receives a copy of the Operating Permit for the Laboratory, as defined in, and in accordance with, Section 5.1.

1.9. “Confidential Information” mean (a) any confidential business information (including confidential information related to a Party’s products, formulas, compositions, experimental work, data, know-how, customers, clients or suppliers), Intellectual Property, or other proprietary, confidential or non-public information of a Party, its Affiliates or its or their directors, officers, employees, or customers or third parties to whom it owes a duty of confidentiality, and (b) this Agreement and its terms and conditions.

1.10. “Contract Year” means an annual period from (a) the Commencement Date or an anniversary of the Commencement Date, through (b) the immediately following anniversary of the Commencement Date.

1.11. “Control” (including with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise; provided, however, that beneficial ownership of fifty percent (50%) or more of the voting stock of an entity shall be deemed to be Control.

1.12. “Covered Product” means a Product produced utilizing a Developed Catalyst covered under one or more claims of one or more Applicable Patents (including Products developed or produced utilizing intermediates or derivatives produced utilizing a Developed Catalyst), but excluding any product-by-product intermediate or derivatives that does not react

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

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with a Developed Catalyst and that is not produced utilizing such Products (or intermediates or derivatives produced utilizing a Developed Catalyst).

1.13. “Developed Catalyst” means a metathesis catalyst developed under this Agreement in the conduct of the Joint Development Activities.

1.14. “Developed Intellectual Property” means any Intellectual Property that is made, conceived, developed, or conceived and reduced to practice, by either Party solely or jointly with the other Party (regardless of relative input, contribution or involvement), in the conduct of the Joint Development Activities.

1.15. “Development Notice” means a written project plan approved by both Parties for a joint development activity directed at the identification or development of metathesis catalysts with utility in the Field, specifying the development objectives, the anticipated work effort, the desired or expected results, and other details with respect to the proposed Joint Development Activity.

1.16. “Effective Date” has the meaning set forth in the preamble.

1.17. “ERS” has the meaning set forth in the preamble.

1.18. “Exclusivity Payment” means an annual payment (beginning in the second Contract Year) of [***].

1.19. “Executive Team” means a governance group of two (2) representatives from each of ERS and XiMo, comprising one (1) technical representative and one (1) commercial representative of each Party, that shall have responsibility for strategic decisions related to the Joint Development Activities, including proposing to the Parties modifications to the Joint Development Plan, and for oversight of the Technical Coordinators.

1.20. “Existing ERS Intellectual Property” means all Intellectual Property owned by, or licensed to, ERS that was or is made, conceived, developed, reduced to practice or acquired by ERS prior to the Effective Date or independent of this Agreement or the Joint Development Activities.

1.21. “Existing XiMo Intellectual Property” means any Intellectual Property owned by, or licensed to, XiMo that was or is made, conceived, developed, reduced to practice or acquired by XiMo prior to the Effective Date or independent of this Agreement or the Joint Development Activities.

1.22. “Field” means the field of Natural Oils.

1.23. “FTE” means a full-time equivalent employee, being the equivalent of at least 1800 hours per year of one Ph.D. employee specifically dedicated to perform Joint Development Activities hereunder, who shall have sufficient experience and scientific background to perform the Joint Development Activities in an efficient and timely manner.

1.24. “Incremental Royalty” means an incremental royalty expressed as a percentage of Net Revenue, calculated using the following formula:

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

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[***], where XiMo Developed Catalyst Productivity is defined as the direct Developed Catalyst cost in U.S. dollars per ton of Covered Product produced.

1.25. “Initial Payment” means an initial payment of [***].

1.26. “Intellectual Property” means inventions, patents, patent applications, patent disclosures, innovations, improvements, formulae, materials, compositions, original works of authorship, software, databases, developments, concepts, methods, trade secrets, designs, analyses, drawings, reports and all similar or related information or developments (whether or not patentable or registrable under copyright, trade secret or similar laws) and all intellectual property rights and similar rights therein under any jurisdiction in the world.

1.27. “Joint Development Activity” means (a) any activity or undertaking to be performed by one or both of the Parties as set forth in a Joint Development Plan, including any Project, or (b) any activity or undertaking to be performed by one or both of the Parties, including any Project, in the conduct of activities specified in a Development Notice approved in accordance with Section 2.1.

1.28. “Joint Development Plan” means a written and signed project plan for the identification or development of metathesis catalysts with utility in the Field specifying the joint development projects, the joint development objectives, the desired or expected results, the Developed Catalysts and Developed Intellectual Property to be developed, if applicable, ERS and XiMo inputs, XiMo outputs, the timeframes and milestones related to the joint development activities, the success criteria for commercialization of Developed Catalysts, and Products (if applicable), and the Parties’ respective obligations with respect to the foregoing, a form of which is attached to this Agreement as Exhibit A.

1.29. “Laboratory” means the laboratory and related facilities built or procured by XiMo in Hungary that are sufficient for carrying out the Joint Development Activities contemplated hereunder.

1.30. “Net Revenues” means with respect to any sales of any Covered Product in a given period, the actual aggregate invoice price for such Covered Product, less (a) customary trade, and quantity discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return of Covered Product or damage or defect in any Covered Product; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes, duties or other governmental charges levied on the production, sale, transportation, delivery, or use of Covered Products which are paid by or on behalf of ERS or any of its Affiliates or sublicensees; and (d) outbound transportation costs and insurance prepaid or allowed and costs of insurance in transit.

Net Revenue shall be recognized on the date of billing for a Covered Product; provided that Net Revenue shall be adjusted and trued up to the extent ERS writes off any amount as uncollectible or bad debt in accordance with its standard accounting practices, consistently applied, provided further that, if any such written off amount is subsequently collected, such amount shall be added to Net Revenue for the calendar quarter in which collected.

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

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In the case of any sale of the Covered Product for consideration other than cash, such as barter or countertrade, Net Revenue shall be calculated on the fair market value of consideration received. ERS agrees, and shall ensure that its Affiliates and sublicensees agree, not to use a Covered Product as a loss leader (other than with respect to another Covered Product). ERS agrees, and shall ensure that each of its Affiliates and sublicensees agrees, that if it prices a Covered Product in order to gain or maintain sales of other products, then for purposes of calculating the payments due hereunder, Net Revenue shall be adjusted to reverse any discount which was given to a customer that was in excess of customary discounts for the Covered Product (or, in the absence of relevant data for the Covered Product, other similar products under similar market conditions), if such discount was given in order to gain or maintain sales of other products.

The sale of a Covered Product between or among ERS or its Affiliates or sublicensees for resale shall not be included in Net Revenue; provided, however, that the first sale or disposition to a third party who is not a sublicensee purchasing such product for resale thereafter shall be included in Net Revenue.

1.31. “Natural Oil” means [***].

1.32. “Party” means either of ERS or XiMo.

1.33. “Patent Challenge” means a challenge to the validity, patentability or enforceability of any of the Applicable Patents or otherwise opposing any of the Applicable Patents.

1.34. “Pre-commercialization Exclusivity Period” means the period commencing on the Commencement Date through the date that is [***] after the Commencement Date.

1.35. “Product” means an end product produced utilizing a Developed Catalyst or manufactured using an intermediate produced using a Developed Catalyst.

1.36. “Products Intellectual Property” means any Developed Intellectual Property relating to (a) process and product-by-process Intellectual Property [***], (b) [***]

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

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with respect to [***], including methods of [***] and (c) [***], but excluding, in each case under this Section 1.36, the composition of matter of the Developed Catalysts, methods of making the Developed Catalysts and methods of using the Developed Catalysts in general metathesis reactions as included in Catalyst Intellectual Property.

1.37. “Project” means a project undertaken under this Agreement for the development of one or more commercially viable Developed Catalysts for a specifically defined use or range of uses within the Field, having a specific development plan, timeline, resource requirements and deliverables, and that has not already been the subject of a previous development plan, all of which shall be set forth in a Joint Development Plan or an amendment thereto.

1.38. “Project Exclusivity Period” means the shorter of (a) a period of [***] after the commencement of a Project, and (b) the period during which ERS is using commercially reasonable efforts in the conduct of the applicable Project.

1.39. “Research Payment” means a payment of [***] per FTE per year.

1.40. “Technical Coordinator” means the representative of a Party designated to act as a liaison with his or her counterpart at the other Party for the various technical matters that may arise during the course of the Joint Development Activities, which representative shall have an appropriate level of education, training, and experience to effectively carry out the foregoing responsibilities.

1.41. “Term” means the period from the Effective Date through the expiration or termination of this Agreement in accordance with Article 13.

1.42. “XiMo” has the meaning set forth in the preamble.

2.	Development Activities.

2.1. Establishment of Joint Development Activities. At any time after the Effective Date, the Executive Team and Technical Coordinators may establish additional Joint Development Activities through the creation and execution of additional Joint Development Plans. In addition, either Party may propose Joint Development Activities by providing a proposed Development Notice specifying the proposed Joint Development Activities and reasonable supporting details. Upon approval of a Development Notice in writing by the other Party (i.e., the Party to whom the Development Notice is provided), in such other Party’s sole discretion, the activities specified therein shall constitute Joint Development Activities for purposes of this Agreement. For the sake of clarity, ERS shall have the right, where the FTEs providing services hereunder are not being fully engaged or utilized in connection with Joint Development Plans then in place, to request XiMo to carry out research, development and testing activities related to the identification or development of metathesis catalysts in the Field consistent with the scope of this Agreement, which such activities shall be documented through Development Notices approved by the Parties in accordance with this Section 2.1 and shall be

ERS-XiMo Confidential

deemed to be Joint Development Activities for purposes of this Agreement. XiMo shall not unreasonably withhold, condition, or delay its approval of a Development Notice or a Joint Development Plan proposed by ERS. If a proposed Development Notice or Joint Development Plan or a change to an existing Joint Development Plan would require additional expenditures, resources, or expertise of XiMo or its personnel, the Parties shall work together in good faith to address the need for such expenditures, resources, or expertise, and equitably allocate the costs of the same in accordance with the principles set forth herein. For the sake of clarity, notwithstanding anything in this Agreement to the contrary, in no event shall XiMo be required to perform any Joint Development Activity under a Joint Development Plan, a Development Notice or otherwise in connection with any Project under this Agreement unless the applicable XiMo FTEs are funded by ERS under this Agreement.

2.2. Joint Development Plan. The Parties shall use commercially reasonable efforts to carry out their respective obligations with respect to the Joint Development Activities as set forth in each agreed upon Joint Development Plan, the first of which is attached hereto as Exhibit B. Each subsequent Joint Development Plan agreed to by the Parties shall be added in a sequentially lettered Exhibit (i.e., Exhibit C for the next Joint Development Plan, Exhibit D for the Joint Development Plan after that, etc.) and incorporated herein upon execution by the Parties. The Parties shall at all times during the Term cooperate and collaborate in good faith with respect to the Joint Development Activities and the implementation and execution of the Joint Development Plan. In the event of any conflict or ambiguity between a term or condition of the body of this Agreement and a term or condition of the Joint Development Plan, the applicable term or condition of the body of this Agreement shall control unless the applicable term or condition of the Joint Development Plan expressly states that it shall control over a specific term or condition of the body of this Agreement. Except as otherwise specified in a Joint Development Plan, XiMo shall undertake its obligations in connection with Joint Development Activities at the strategic direction of Executive Team, provided that ERS, in its reasonable discretion, and to the extent practical, may reprioritize XiMo work under each Joint Development Plan (subject to the overall resource allocation contemplated therein). XiMo shall not, through its involvement in the Executive Team, unreasonably withhold, condition, or delay its approval of any changes to the strategic direction of Joint Development Activities proposed by ERS,

2.3. Amendments to Joint Development Plan. The Parties may, from time to time, amend any Joint Development Plan or attach new Joint Development Plans to reflect new or changed Project or objectives, or expected results or to add, delete or modify Developed Catalysts and Developed Intellectual Property or categories thereof, ERS and XiMo inputs, XiMo outputs, the Parties’ respective obligations, or other details related to the Joint Development Activities. Any amendment to a Joint Development Plan must be in writing and signed by both Parties and shall be an amendment to this Agreement that is entered into in accordance with Section 15.2.

2.4. Costs of Development Activities. Unless expressly set forth to the contrary in the Joint Development Plan or this Agreement (including Article 5), each Party shall bear its own costs and expenses to conduct the Joint Development Activities.

2.5. Use of Subcontractors and Consultants. Each Party may use subcontractors, consultants or Affiliates to engage in the Joint Development Activities on such Party’s behalf,

ERS-XiMo Confidential

provided, that (a) this Agreement shall bind a Party’s Affiliates when performing on behalf of such Party hereunder (with references to a Party herein being read as references to the applicable Affiliate(s) of such Party in such case) and each Party shall cause its Affiliates to comply with the terms and conditions of this Agreement when performing hereunder, (b) each Party shall bind its subcontractors and consultants to obligations of confidentiality and ownership and assignment of intellectual property consistent with those specified in this Agreement and such other applicable obligations that are consistent with those set forth herein with respect to the Parties, and (c) each Party shall be liable for the acts and omissions of its subcontractors, consultants and Affiliates related to this Agreement.

3.	Program Management; Staffing.

3.1. Composition of Executive Team. The Parties’ respective members of the Executive Team will be designated by each Party within five (5) business days of the Effective Date. Each Party may change its designated members on the Executive Team by notifying the other Party in writing, and each Party shall promptly fill any vacancy on the Executive Team. Each member of the Executive Team shall have an appropriate level of education, training, and experience to effectively carry out his or her respective responsibilities in connection with the Executive Team.

3.2. Meetings and Responsibilities of Executive Team. The Executive Team shall meet periodically (by conference call or in person), but in no event less frequently than once every calendar quarter (and with an in-person meeting no less than annually), to decide on all strategic decisions with respect to the Joint Development Activities. Each meeting of the Executive Team shall be attended by at least one (1) representative of each Party, but all decisions of the Executive Team shall be made in accordance with Section 3.3. Within two (2) weeks of each meeting of the Executive Team, a selected representative of the Executive Team shall distribute a written summary of the meeting and any decisions made or issues identified to the Parties. The Executive Team shall determine which development projects and proposed outputs shall be prioritized and shall also be responsible for material modifications to the Joint Development Activities, including for proposing formal amendment thereto for approval by the Parties. The Executive Team shall work together in good faith to resolve any issue identified by, or brought to the attention of, the Executive Team.

3.3. Decisions of Executive Team. The Executive Team shall make its decisions by unanimous vote of all of its members, and such decisions shall be documented in writing. Members of the Executive Team may participate in, and vote at, meetings in person or by telephone.

3.4. Records. Each Party shall keep and maintain adequate records and reports to enable it to furnish the Executive Team with complete and accurate information regarding the conduct of the Joint Development Activities as reasonably requested by the Executive Team. Such records include invention disclosure records, including laboratory notebooks and other conception records, created in the course of planning or implementing a Joint Development Activity.

3.5. Technical Coordinators. Each Party’s initial Technical Coordinator for applicable Joint Development Activities shall be specified in each corresponding Joint Development Plan.

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

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Each Party may change its Technical Coordinator under a Joint Development Plan at any time by notifying the other Party in writing. The Technical Coordinator shall be authorized by each Party to: (a) represent that Party in discussions regarding all technical matters related to performance of the Joint Development Activities and the day-to-day operations under the corresponding Joint Development Plan; (b) coordinate the exchange of Confidential Information; and (c) report to the Executive Team on the status of the Joint Development Activities and the implementation and execution of the applicable Joint Development Plan. The Parties’ respective Technical Coordinators shall meet periodically (by conference call or in person), but in no event less frequently than once every calendar quarter to discuss technical matters and undertake the other activities set forth above.

3.6. XiMo Staffing. Starting on the Commencement Date, XiMo shall dedicate [***] FTEs to performing Joint Development Activities hereunder, which FTEs may, as set forth in a Joint Development Plan or otherwise with approval of ERS, comprise more than [***] individuals dedicated less than full time to Joint Development Activities. The Parties may change staffing levels by mutual agreement, including through entering into new Joint Development Plans hereunder. Notwithstanding the foregoing, ERS may change required staffing [***] depending on the scope of work required under this Agreement by providing at least [***] notice to XiMo prior to [***]. Once established for a particular calendar year (or if no notice of change is given [***]), staffing will not be changed for such calendar year except by mutual agreement of the Parties. The foregoing shall not limit either Party’s right to terminate this Agreement in accordance with its terms and shall not create any requirement for additional notice periods for termination beyond those set forth in Article 13 or for continued payment of FTEs in connection with any termination, except as expressly set forth in Section 13.4. Upon the expiration or termination of this Agreement or any reduction in staffing in accordance with this Section 3.6, XiMo shall be solely responsible for any severance payments, benefits or rights accruing with respect to termination or modification of employment, or other obligations to, or rights of, XiMo employees or contractors arising in connection with such expiration, termination or reduction.

4.	Exclusivity.

4.1. Pre-Commercialization Exclusivity. During the Pre-commercialization Exclusivity Period, for so long as ERS timely pays Exclusivity Payments and Research Payments (but solely to the extent ERS has an obligation to pay such Exclusivity Payments and Research Payments), XiMo shall not, directly or indirectly, in any individual capacity (acting through its principals or employees) or representative capacity (except in connection with Joint Development Activities on behalf of ERS hereunder), provide or sell to any person or entity goods (including Developed Catalysts) or services in the Field without express written permission from ERS.

4.2. Project Exclusivity. During the Project Exclusivity Period for each Project, for so long as ERS timely pays Exclusivity Payments and Research Payments (but solely to the extent ERS has an obligation to pay such Exclusivity Payments and Research Payments), XiMo shall not, directly or indirectly, in any individual capacity (acting through its principals or employees) or representative capacity (except in connection with Joint Development Activities on behalf of ERS hereunder), provide or sell to any person or entity goods (including Developed Catalysts) or

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

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services in the specifically defined field of the Project (as defined in the applicable Joint Development Plan) without express written permission from ERS.

4.3. Post-Commercialization Exclusivity. For each Developed Catalyst resulting from a Project under this Agreement that is commercialized, for so long as royalties are paid on a Product made using such Developed Catalyst and provided that ERS is using commercially reasonable efforts to commercialize such Product, XiMo shall not, directly or indirectly, in any individual capacity (acting through its principals or employees) or representative capacity (except in connection with Joint Development Activities on behalf of ERS hereunder), provide or sell to any person or entity goods (including Developed Catalysts) or services related to the development, commercialization or use of such Developed Catalyst in connection with a product that is competitive with such Product (regardless of the feedstock used by ERS in connection with such Product).

4.4. Project Outside Field. If, during the first [***] after the Commencement Date, ERS proposes to XiMo, in writing, a project outside the Field, and XiMo has not granted exclusive rights to the proposed field or to the subject matter of such project to a third party, then the Parties shall, during the fourteen (14) day period following such notice, discuss in good faith ERS’ proposal to include such specific project as a Joint Development Activity and to include either a limited expansion of the Field solely with respect to the specific Developed Catalysts resulting from such project, on an exclusive basis, if XiMo has not granted rights to any third party in the proposed expansion area, or on a non-exclusive basis, if XiMo has granted non-exclusive rights to a third party in the proposed expansion area); provided that XiMo shall be entitled to reject such a proposal in its good faith and reasonable discretion, after taking into consideration all relevant factors in deciding whether to work with ERS on the project, including (a) whether or not XiMo is already in discussions with, or has an interest in, a third party for rights to such field or project, (b) whether XiMo considers ERS to be the right party for such a project, and (c) whether the economic terms proposed by ERS are acceptable to XiMo for the proposed project. If XiMo rejects any proposal by ERS for a project, XiMo shall provide to ERS written notice thereof with a reasonably detailed description of the reason(s) for rejection. Notwithstanding anything in this Agreement to the contrary, but subject to XiMo’s obligation to act reasonably and in good faith, XiMo will be under no obligation to expand the Field outside of Natural Oils or to enter into any agreement with ERS for a project outside of the Field.

5.	Payments.

5.1. Initial Payment. ERS shall make the Initial Payment within five (5) days of the date XiMo notifies ERS of the receipt by XiMo (Hungary) Kft. of a registration number from the Hungarian National Public and Medical Officer’s Service allowing such company to conduct chemistry at the Laboratory (the “Operating Permit”) and provides a copy of the Operating Permit or reasonable evidence thereof to ERS.

5.2. Exclusivity Payment. In consideration of the exclusivity granted by XiMo to ERS hereunder, ERS shall pay to XiMo the Exclusivity Payment in each Contract Year of the Term starting with the second Contract Year (i.e., beginning on the first anniversary of the Commencement Date). ERS shall make payment of the foregoing amounts within thirty (30) days of each anniversary of the Commencement Date (beginning on the first anniversary of the Commencement Date).

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

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5.3. Research Payment. In consideration of the Joint Development Activities, ERS shall pay to XiMo the Research Payment for each FTE designated under a Joint Development Plan or a Development Notice. ERS shall make payment of the foregoing amount in equal quarterly installments equal to one-fourth (1/4) of the annual Research Payment for each such FTE, payable on or prior to the first business day of each quarter of a Contract Year during which such FTE is designated under the Joint Development Plan or a Development Notice (but subject to adjustment for changes in staffing in accordance with Section 3.6). ERS’s obligation to pay the Research Fee shall commence on the Commencement Date, and (a) the annual payment period for each Research Payment shall be measured (i) from the Commencement Date or an anniversary of the Commencement Date to the next anniversary of the Commencement Date or, (ii) in the case of an FTE added during the Term other than on the Commencement Date or an anniversary thereof, on the date the XiMo personnel corresponding to such FTE commences performing Joint Development Activities hereunder (as agreed upon by the Parties) or an anniversary of such date to the next anniversary of such date, and (b) a quarter of a Contract Year shall be each three-month period after the Commencement Date and the first day of such a quarter shall be a date that is either the Commencement Date (or an anniversary thereof) or three (3), six (6) or nine (9) months after the Commencement Date (or an anniversary of the Commencement Date).

5.4. No Additional Fees. The Research Payments reflect [***] for all Joint Development Activity-related services and activities of XiMo, comprising [***]. XiMo shall not have the right to charge ERS for, and shall not be entitled to, any additional fees or payments for any such costs and expenses; provided, however, that to the extent the Parties agree upon a scope of work that requires specialized materials or equipment or third party resources beyond reasonable standard amounts or types required for typical research and development activities, the Parties shall agree on the allocation of the costs of such materials, or equipment or third party resources prior to commencement of the relevant Joint Development Activities. Where a Joint Development Activity requires XiMo’s use of unique ERS Products or derivatives, ERS shall provide such Products or derivatives to XiMo at no charge.

5.5. Payments. The Initial Payment and all Exclusivity Payments and Research Payments made by ERS hereunder shall be made in Swiss Francs by wire of immediately available funds to the following account of XiMo:

Account holder	XiMo AG, Horw
Bank	[***]

Account number	[***]
IBAN Nr.	[***]
Currency	CHF

Bank address	[***]

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6.	Intellectual Property Rights.

6.1. Existing Intellectual Property.

(a) Existing ERS Intellectual Property. ERS shall remain the sole and exclusive owner of all right, title and interest in and to, all of the Existing ERS Intellectual Property.

(b) Existing XiMo Intellectual Property. XiMo shall remain the sole and exclusive owner of all right, title and interest in and to, all of the Existing XiMo Intellectual Property. Upon payment by ERS of the Initial Payment as set forth in Section 5.1, XiMo shall grant and hereby grants to ERS, during the Term and for so long thereafter as ERS pays royalties, pursuant Section 7.1, a non-exclusive, worldwide, royalty-bearing (as set forth in Section 7.1), non-transferable (except in connection with a permitted assignment as set forth in Section 15.4) license, with the right to sublicense, under the Existing XiMo Intellectual Property (i) to make, have made, use, and import, Developed Catalysts for use in development, manufacture or sale of Products in the Field, (ii) to sell such Developed Catalysts to its Affiliates and to joint venture entities and other entities in which ERS has an ownership or membership interest of at least nineteen percent (19%) for use in connection with the development, manufacture or sale of Products in the Field, and (iii) to make, have, made, use, sell, offer to sell, import and otherwise commercially exploit Products in the Field.

6.2. Product Intellectual Property.

(a) Owned by ERS. ERS shall own all right, title and interest in and to all Product Intellectual Property, regardless of whether conceived or developed solely by ERS, jointly by the Parties, or solely by XiMo.

(b) Transfer of Ownership. XiMo hereby irrevocably transfers and assigns to ERS any and all of its right, title, and interest in and to all Product Intellectual Property, including all copyrights, patent rights, and trade secrets included therein or arising or resulting therefrom, and XiMo hereby waives all moral rights that it may have in or to the Product Intellectual Property to the fullest extent permitted by applicable law.

(c) License. ERS hereby grants to XiMo a non-exclusive, worldwide, royalty-free, non-transferable (except in connection with a permitted assignment as set forth in Section 15.4) license during the Term to use, copy and maintain the Product Intellectual Property solely as necessary to perform the Joint Development Activities and for no other purpose.

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6.3. Catalyst Intellectual Property.

(a) Owned by XiMo. XiMo shall own all right, title and interest in and to all Catalyst Intellectual Property, regardless of whether conceived or developed solely by ERS, jointly by the Parties, or solely by XiMo.

(b) Transfer of Ownership. ERS hereby irrevocably transfers and assigns to XiMo any and all of its right, title, and interest in and to all Catalyst Intellectual Property, including all copyrights, patent rights, and trade secrets included therein or arising or resulting therefrom, and ERS hereby waives all moral rights that it may have in or to the Catalyst Intellectual Property to the fullest extent permitted by applicable law.

(c) License. Upon payment by ERS of the Initial Payment as set forth in Section 5.1, XiMo shall grant and hereby grants to ERS, during the Term and for so long thereafter as ERS pays royalties pursuant Section 7.1, an exclusive worldwide, royalty-bearing (as set forth in Section 7.1), non-transferable (except in connection with a permitted assignment as set forth in Section 15.4) license, with the right to sublicense, under the Catalyst Intellectual Property (i) to make, have made, use, and import, Developed Catalysts for use in development, manufacture or sale of Products in the Field, (ii) to sell such Developed Catalysts to its Affiliates and to joint venture entities and other entities in which ERS has an ownership or membership interest of at least nineteen percent (19%) for use in connection with the development, manufacture or sale of Products in the Field, and (iii) to make, have, made, use, sell, offer to sell, import and otherwise commercially exploit Products in the Field.

6.4. Disclosure; Further Assurances. Each Party shall: (a) disclose promptly in writing to the other Party the existence of any Developed Intellectual Property as it is discovered, learned, created, or developed; (b) execute such assignments and take such actions as the other Party may from time to time reasonably request, at such other Party’s expense, to effect the assignments set forth in Section 6.2(b) and Section 6.3(b); (c) cooperate with and assist the other Party, at the other Party’s expense, to apply for, and to execute, any applications and/or assignments reasonably necessary to obtain, maintain, enforce, or protect any patent, copyright or other protection for Developed Intellectual Property in the other Party’s name (for Developed Intellectual Property owned by such other Party as set forth herein) as such other Party reasonably requests; and (d) treat all Developed Intellectual Property owned by the other Party as Confidential Information of such other Party (until such time as any such Developed Intellectual Property is published in a patent application, if applicable).

6.5. Rights to File. ERS shall have the exclusive right at ERS’s expense to file, prosecute, issue, maintain, license (to the extent not inconsistent with this Agreement) and defend all patent applications and patents, throughout the world, containing rights in any Product Intellectual Property. XiMo shall have the exclusive right at XiMo’s expense to file, prosecute, issue, maintain, license (to the extent not inconsistent with this Agreement) and defend all patent applications and patents, throughout the world, containing rights in any Catalyst Intellectual Property. Each Party shall disclose to the other Party any patent applications for Developed Intellectual Property developed hereunder prior to filing and shall give such other Party or its designated patent counsel a reasonable opportunity to review, comment and edit such applications; provided that the reviewing Party shall not unreasonably delay the filing of patent

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applications by the filing Party by virtue of such reviewing Party’s review. The Parties shall coordinate to minimize the overlap of claims for Product Intellectual Property and claims for Catalyst Intellectual Property in the same patent application, with the goal of separating patent applications for Product Intellectual Property from patent applications for Catalyst Intellectual Property with no claims of one type of Developed Intellectual Property being included in a patent application embodying the other type of Developed Intellectual Property. If either Party desires to abandon its interest in a patent or patent application derived from Developed Intellectual Property, it will provide notice thereof to the other Party and offer to the other Party the patent or patent application in question with the right to prosecute and maintain the patent application or patent solely for such other Party’s own benefit and at such other Party’s expense, in which case such Party shall assign all of its right, title and interest in and to such patent application or patent to such other Party and takes such other acts (including executing such other documents and providing such other information) as reasonably requested by such other Party to effectuate the foregoing; provided that the Party that is being assigned such patent application or patent shall reimburse the assigning Party for such assigning Party’s out-of-pocket costs and expenses with respect to the filing, prosecution and maintenance associated with such patent application or patent, but shall not be required to make any other payment in connection with such assignment. For purposes of the foregoing “abandon” refers to the express abandonment, lapse or other intentional relinquishment or loss of rights associated with any patent or patent application comprising Developed Intellectual Property.

6.6. No Obligation to License; Reserved Rights. Except as expressly set forth herein, (a) nothing in this Agreement shall be construed to require either Party to disclose or license to the other Party, or grant the other Party access to, any of its Intellectual Property, (b) XiMo expressly reserves all rights in and to its Existing XiMo Intellectual Property and the Catalyst Intellectual Property, and (c) ERS expressly reserves all rights in and to its Existing ERS Intellectual Property and the Product Intellectual Property.

6.7. Conduct of Joint Development Activities. In carrying out the Joint Development Activities, neither Party shall knowingly develop any Developed Catalyst or Products that would infringe a valid issued patent of a third party when made, used, transferred or sold in any jurisdiction in the world in accordance with its intended purpose or that misappropriates any third party Intellectual Property, provided, that, the foregoing shall not create an obligation on the part of either Party to conduct freedom to operate searches or any other affirmative investigation with respect to any Developed Catalyst or Product. The Parties shall reasonably cooperate and coordinate to identify any third party Intellectual Property rights that might apply with respect to the conduct of Joint Development Activities and any Developed Catalyst, provided that, notwithstanding anything in this Agreement to the contrary, XiMo shall not be required to perform intellectual property analysis with respect to any Developed Catalyst beyond the type of patent analysis that would typically be performed by a company of its size and stage of development providing contract research services.

7.	Royalties; Sales of Developed Catalyst to XiMo.

7.1. Royalty. With respect to Covered Products sold by ERS and its Affiliates and sublicensees, ERS shall pay XiMo the following royalty, subject to adjustment as set forth in Section 7.6:

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

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(a) For Category A Products, a royalty of (i) [***] of Net Revenues with respect to such Category A Products, plus (ii) the Incremental Royalty; provided that the Incremental Royalty shall apply only when the foregoing yields a positive number;

(b) For Category B Products, a royalty of [***] of Net Revenues with respect to such Category B Products; and

(c) For Category C Products, a royalty of [***] of Net Revenues with respect to such Category C Products.

Notwithstanding the foregoing, where ERS or an Affiliate has built a dedicated manufacturing facility for the production of Category A Products or Category B Products, the royalty for the first [***] of commercial production of such Category A Products or Category B Products shall be [***] of Net Revenues with respect to such Category A Products and/or Category B Products. The foregoing royalty rates shall apply on a Covered Product-by-Covered Product basis regardless of the number of Applicable Patents (or claims within one or more Applicable Patents) that cover a Covered Product, and the royalty shall not increase or decrease based on the number of Applicable Patents (or claims within one or more Applicable Patents) that cover a Covered Product.

7.2. Sales of Developed Catalysts Produced by ERS. XiMo shall have the option to purchase Developed Catalysts and intermediates from ERS at a price equal to the [***] multiplied by [***]. The foregoing will not be deemed a limitation on XiMo’s ability to manufacture, or to permit others to manufacture, such Developed Catalyst for XiMo’s uses or other permitted uses, in each case that do not conflict with the exclusivity granted to ERS hereunder. ERS will not sell Developed Catalysts and intermediates to persons or entities other than (a) XiMo, or (b) Affiliates of ERS or joint venture entities in which ERS has an ownership or membership interest of nineteen percent (19%) or more; provided that use of Developed Catalysts by such Affiliates or entities shall be limited to the Field and any Covered Products produced by such Affiliates or entities shall be subject to the royalties set forth in Section 7.1.

7.3. Royalty Payments and True-Up. ERS shall make royalty payments to XiMo on a quarterly basis, within forty-five (45) days of the end of each calendar quarter in which sales of Covered Products are made and ERS shall provide to XiMo with such payments a sales and royalty report with reasonable supporting detail regarding the Net Revenues on which such royalty is based, including gross sales by Covered Product, sales volume, in metric tons, for each Covered Product, and a listing of the deductions, by category, in calculating Net Revenue from gross revenue. The payment for the last quarter of each calendar year shall include an additional payment or a deduction, as the case may be, to reflect any corrections in the total royalties payable to XiMo in such year based on difference between the estimates of annual sales volumes used to determine the applicable category of Covered Products in calculating the quarterly royalties paid under Section 7.1 and the actual annual sales volume for such Covered Product and to adjust for any uncollectible or bad debt written off by ERS in accordance with its standard accounting practices, consistently applied, provided, that if any such written off amount is subsequently collected, such amount shall be added to Net Revenue for the calendar quarter in which collected.

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

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All royalties shall be calculated in U.S. dollars. All royalty payments made by ERS hereunder shall be made in U.S. dollars by wire of immediately available funds to the following account of XiMo:

Account holder	XiMo AG, Horw
Bank	[***]

Account number	[***]
IBAN Nr.	[***]
Currency	USD

Bank address	[***]

7.4. Audits. XiMo shall have the right, through its designated independent auditor, no more than once in any period of twelve (12) consecutive months and upon at least fifteen (15) days advance notice to the ERS, to review the books and records of ERS related to sales of Covered Products and corresponding Net Revenues for the sole purpose of verifying the accuracy of royalty payments by ERS hereunder. If any such audit discovers an underpayment of royalties hereunder, XiMo shall provide prompt notice thereof to ERS and ERS shall pay any undisputed underpaid royalties hereunder within forty-five (45) days of such notice. If ERS disputes the results of any audit hereunder, the Parties shall address such dispute through the procedures specified in Section 14.1.

7.5. Survival of Royalty Obligation and License. The royalty obligation with respect to Covered Products set forth in Section 7.1, together with the license rights to Existing XiMo Intellectual Property under Section 6.1(b) and Catalyst Intellectual Property under Section 6.3(c), shall survive the expiration or termination of this Agreement (except as otherwise set forth in Section 13.5), until the last to expire of the Applicable Patents.

7.6. Patent Challenge. In the event that (a) ERS or any of its Affiliates brings a Patent Challenge with respect to Applicable Patents included in the Existing XiMo Intellectual Property, or assists another party in bringing a Patent Challenge with respect to Applicable Patents included in the Existing XiMo Intellectual Property (except as required under a court order or subpoena), (b) such Patent Challenge or the assistance of ERS or its Affiliate, as the case may be, is not terminated within fifteen (15) days of receipt of written notice from XiMo, and (c) XiMo does not choose to exercise its rights to terminate this Agreement pursuant to Section 13.3, then the royalty rates specified in Section 7.1 on Net Revenue arising from the challenged Applicable Patent included in the Existing XiMo Intellectual Property shall be doubled for the remainder of the term of this Agreement; provided, however, that XiMo shall waive its right to terminate this Agreement for such a Patent Challenge or assistance in the event it does not exercise such right [***] of the expiration of the fifteen (15) day period specified above. In the event that a Patent Challenge brought by ERS or any of its

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Affiliates or in which ERS or any of its Affiliates assists another party is successful, ERS will not have the right to recoup any royalties paid during the period of challenge. In the event that any such Patent Challenge with respect to Applicable Patents included in the Existing XiMo Intellectual Property is unsuccessful and XiMo has not terminated this Agreement under Section 13.3, ERS shall reimburse XiMo for all reasonable legal fees and expenses incurred in its defense against such Patent Challenge.

7.7. Patent Marking. To the extent commercially feasible and consistent with prevailing business practices, ERS shall mark all Developed Catalyst that are manufactured and, to the extent permitted, sold under this Agreement with the number of each issued patent under Applicable Patents that covers such Developed Catalyst.

7.8. Manufacturing. ERS agrees that, if any Developed Catalyst is covered by Existing XiMo Intellectual Property incorporating a government-funded invention and is used or, to the extent permitted under this Agreement, sold, in the United States, such Developed Catalyst will be manufactured substantially in the United States to the extent required by U.S. law, unless a waiver from such requirement is obtained from the U.S. Government.

8.	Confidential Information.

8.1. Duty of Confidentiality. Each Party acknowledges that it may acquire Confidential Information of the other Party in connection with its performance of its obligations set forth in this Agreement. During the Term of this Agreement and for ten (10) years after the Term (but, with respect to any Confidential Information constituting a trade secret, for the later of ten (10) years until such time that such Confidential Information no longer qualifies for protection as a trade secret under applicable law), each Party shall hold all Confidential Information of the other Party in confidence, using the same degree of care to prevent unauthorized disclosure or access that it uses with its own confidential information of similar type (but in no event using less than a reasonable degree of care), and shall not disclose such Confidential Information to others, allow others to access it, or use it in any way, commercially or otherwise, except in furtherance of performing its obligations under this Agreement; provided, however, that (a) each Party may disclose Confidential Information to its Affiliates and to its and their attorneys, accountants and other confidential advisors who need to know such information for the purpose of assisting such Party in connection with the transactions contemplated herein or the subject matter hereof who are bound by a duty of confidentiality of even scope herewith, and (b) each Party shall have the right to disclose the existence of, and the terms and conditions of, this Agreement (subject to reasonable redaction) to any actual or bona fide prospective purchaser, investor, lender, joint venture or business partner or acquirer of all or a part of its business or assets, by merger, sale, and, in the case of XiMo, to any licensor of Existing XiMo Intellectual Property (to the extent required by such licensor as a condition to entering into a license agreement or to the extent required under such a license agreement), or otherwise, in each case provided that the recipient is bound by a confidentiality agreement of even scope herewith; provided that the terms and conditions of this Agreement shall not be disclosed by a Party to any third party that is a competitor of the other Party. Any Confidential Information transmitted to an employee or Affiliate of the receiving Party shall be considered as transmitted to the receiving Party. Any information disclosed by an employee or Affiliate of the disclosing Party shall be considered to be disclosed by the disclosing Party.

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8.2. Exclusions. Confidential Information shall not include information if and to the extent the receiving Party can prove such information:

(a)	is or becomes known to the public other than by disclosure by the receiving Party in violation of this Agreement;

(b)	was known to the receiving Party previously, without a duty of confidentiality and as evidenced by tangible records of such knowledge;

(c)	was independently developed by the receiving Party outside of this Agreement and the Joint Development Activities and without access to any Confidential Information of the disclosing Party; or

(d)	was rightfully obtained by the receiving Party from third parties without a duty of confidentiality.

8.3. Permitted Disclosure. If a Party is requested to disclose all or any part of any Confidential Information of the other Party under a discovery request, a subpoena, or inquiry issued by a court of competent jurisdiction or by a judicial, administrative, regulatory or governmental agency or legislative body or committee, the Party so requested shall, to the extent practicable and subject to applicable laws, give prompt written notice of such request to such other Party and shall give such other Party the opportunity to seek an appropriate confidentiality agreement, protective order or modification of any disclosure or otherwise intervene, prevent, delay or otherwise affect the response to such request and the receiving Party shall, at such other Party’s expense, cooperate in such efforts, to the extent permitted by applicable law. Confidential Information may also be disclosed in a proceeding conducted under Section 14.2.

8.4. Return of Confidential Information. Upon termination or expiration of this Agreement, or upon request by the disclosing Party at any time with respect to particular Confidential Information not required by the receiving Party to perform such receiving Party’s obligations under this Agreement, the receiving Party shall (a) return to the disclosing Party all Confidential Information disclosed by such disclosing Party hereunder and all copies thereof that are in the receiving Party’s possession or control, and (b) delete from its computers, databases, and servers any electronic copies of all such Confidential Information; provided, however, that (i) each Party may retain one (1) copy of any Confidential Information for its internal legal files or the files of its outside counsel, (ii) neither Party shall be required to disclose or delete automatically created copies of Confidential Information maintained on system back-up media (provided that the retention of such Confidential Information on back-up media shall not entitle a Party to use or disclose such Confidential Information after termination or expiration of this Agreement), and (iii) the foregoing shall not require a receiving Party to return any Confidential Information that is integrated with any Developed Intellectual Property owned by such receiving Party.

8.5. Publicity. Neither Party shall, without the prior written consent of the other Party or except as otherwise expressly permitted in a Joint Development Plan: (a) use in advertising, publicity, or otherwise in connection with any product developed hereunder, any trade name, trademark, trade device, service mark, or symbol owned by the other Party; or (b) represent, either directly or indirectly, that any product or service of the other Party is a product or service

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of such Party, or vice versa. Notwithstanding the foregoing, each Party shall have the right to disclose the existence of the Parties’ relationship under this Agreement and the Parties shall jointly develop, in connection with the Joint Development Plan, an agreed marketing plan that includes the use of the Parties’ names and identification of the Parties’ respective products or contributions with respect to the product developed hereunder.

8.6. Existing Confidentiality Agreement. The provisions of this Article 8 shall govern the treatment of Confidential Information hereunder and hereby supersedes and replaces that certain Mutual Confidentiality Agreement entered into by and between ERS and XiMo dated as of April 12, 2010 with respect to such Confidential Information. For purposes of this Agreement, any confidential information disclosed under such Mutual Confidentiality Agreement prior to the Effective Date that relates to the subject matter of this Agreement or any Joint Development Plan or Joint Development Activity entered into hereunder shall be Confidential Information for purposes of this Agreement and shall be governed by this Agreement.

9.	Representations and Warranties of the Parties.

9.1. Authority. Each Party hereby represents and warrants to the other that such Party has full power and authority to enter into this Agreement, to carry out such Party’s obligations hereunder, and to grant the rights set forth herein, and that the provisions set forth in this Agreement constitute legal, valid, and binding obligations of such Party enforceable against such Party in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending.

9.2. Compliance with Laws. Each Party hereby covenants that its shall perform its obligations hereunder in substantial compliance with all applicable laws, statutes, ordinances, and regulations, including environmental laws and laws related to health, safety, and welfare. Without limiting the foregoing, the Parties shall comply with any regulatory requirements that may be applicable relating to the location of manufacture of Developed Catalysts based on funding for the research utilized to develop such Developed Catalysts. ERS shall be responsible, at it own expense, for obtaining regulatory approvals, licenses, and permits for (a) Products, and (b) for Developed Catalysts in situations in which ERS’s manufacture, transfer, importation or use of Developed Catalysts in connection with its business requires approvals, licenses or permits that XiMo has not obtained or to which ERS does not have access. XiMo shall be responsible, at its own expense, for obtaining regulatory approvals, licenses, and permits for the Laboratory and for Developed Catalysts that it produces or that are used outside of this Agreement.

9.3. Conduct of Activities and Rights in Developed Intellectual Property. XiMo hereby represents and warrants that (a) it shall at all times conduct the research, development and related activities in connection with the Joint Development Activities utilizing only employees and contractors who have executed written agreements with XiMo under which such employees and contractors convey all rights in any Product Intellectual Property to ERS (or to XiMo, for assignment to ERS) and agree to maintain in confidence all Confidential Information of ERS (including any third party Confidential Information provided by ERS and marked “confidential”), and (b) no employee or contractor of XiMo shall retain any rights in any Product

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

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Intellectual Property that conflicts with the transfer of ownership to ERS hereunder and that ERS shall have no obligation to make any payments to any such employee or contractor.

9.4. Intellectual Property. XiMo hereby represents and warrants to ERS that (a) to the knowledge of XiMo, the conduct of the Joint Development Activities, as proposed in the initial Joint Development Plan, will not infringe any Intellectual Property rights of any third parties, (b) XiMo shall not, in the performance of its obligations hereunder, misappropriate or knowingly infringe the Intellectual Property rights of third parties, and (c) no university, institution, government, agency, entity or person will own or have any rights in any Product Intellectual Property developed by XiMo or its employees or contractors hereunder.

9.5. Agreements with Certain Individuals. XiMo hereby represents and warrants to ERS that (a) the written agreements between XiMo and each of Dr. Richard R. Schrock and Dr. Amir H. Hoveyda, in the respective forms provided to ERS, are in full force and effect as of the Effective Date, and (b) XiMo will act in a commercially reasonable manner in exercising its rights and remedies in the enforcement of the material obligations of Dr. Schrock and Dr. Hoveyda under such agreements.

10.	Intellectual Property Enforcement.

10.1. Notice. Each Party shall promptly notify the other Party of any actual or suspected third party infringement of any Applicable Patent in the Field of which it becomes aware.

10.2. Enforcement Proceedings. XiMo shall have the first right to enforce any Applicable Patents and to initiate and conduct proceedings against any actual or suspected third party infringer in the Field, which enforcement and proceedings shall be at XiMo’s sole cost and expense. In the event XiMo elects not to proceed with any enforcement or fails to bring any action within ninety (90) days after receipt from ERS of a written request to do so, and such Applicable Patent covers a Developed Catalyst with respect to which XiMo is receiving royalties, or with respect to which royalties have accrued, under this Agreement, then (i) where the relevant Applicable Patent is licensed from a third party that has the right to bring an infringement action if XiMo elects not to proceed, then ERS shall be entitled to require XiMo to proceed with such action, in XiMo’s name , but at the cost and expense of ERS, and (ii) in all other cases, ERS shall be entitled to bring such action itself, at its own cost and expense, in each case, with respect to actual or alleged infringement occurring within the Field, and provided ERS shall not be required to take any action under this Section. If ERS elects to enforce any such Applicable Patent against any such third party infringer, as permitted under this Section, XiMo shall participate in the enforcement proceedings, at the cost of ERS, including by joining the proceedings where reasonably necessary in order for ERS to be able to enforce or to assert any claims or defenses of the patent owner or to settle and release any claims, and shall provide such information and assistance as reasonably requested by ERS.

10.3. Recovery. XiMo shall be entitled to retain any recovery in any action brought by XiMo other than an action funded entirely by ERS under Section 10.2. For any enforcement undertaken by ERS in accordance with Section 10.2, ERS shall be entitled to [***], provided that [***].

[***] Indicates that text has been omitted which is the subject of a confidential treatment request. The text has been separately filed with the Securities and Exchange Commission.

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Any damages or settlement amounts resulting from any such proceedings funded by ERS shall be retained or paid by ERS as follows: (a) first, ERS shall recover all costs expended or incurred to enforce, with adjustment to account for [***] in accordance with the foregoing, (b) second, if any amounts remain, ERS shall reimburse to XiMo [***], and (c) third, any amounts in excess of the aggregate of ERS’s costs [***] shall be retained by ERS. If the amount of damages or any settlement does not exceed ERS’s costs in enforcing, ERS shall not be required to [***] and ERS shall be entitled to [***].

10.4. Participation of Licensors. In connection with any enforcement undertaken by ERS in accordance with Section 10.2 with respect to Applicable Patents licensed from a third party, XiMo shall, to the extent consistent with the relevant license agreement, cause any of its licensors of Existing XiMo Intellectual Property to participate and cooperate in the enforcement proceedings, including by joining the proceedings where reasonably necessary in order for ERS, to the extent permitted under Section 10.2, to be able to enforce or to assert any claims or defenses of the patent owner or to settle and release any claims, and to provide such information and assistance as reasonably requested by ERS.

11.	Indemnification

11.1. Indemnification by XiMo. XiMo shall defend, indemnify and hold harmless ERS and its Affiliates and its and their officers, directors, employees, agents and representatives (collectively, the “ERS Indemnified Parties”) from all judgments, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, incurred in connection with any third party claim to the extent arising out of or related to: (a) any claim that XiMo has infringed or misappropriated any third party Intellectual Property rights in XiMo’s performance of its Joint Development Activities; (b) the gross negligence or willful misconduct of any XiMo Indemnified Party (as such term is defined in Section 11.2); or (c) any violation of any law, statute, ordinance, or regulation by XiMo.

11.2. Indemnification by ERS. ERS shall defend, indemnify and hold harmless XiMo and its Affiliates and its and their officers, directors, employees, agents and representatives (collectively, the “XiMo Indemnified Parties”) from all judgments, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees and costs, resulting incurred in connection with any third party claim to the extent arising out of or related to: (a) any claim that ERS has infringed or misappropriated any third party Intellectual Property rights in ERS’s performance of its Joint Development Activities; (b) any claim arising out of the manufacture, sale, distribution or use of Products by ERS, its Affiliates or sublicensees and its and their customers, other than a claim for which ERS is entitled to indemnification from XiMo under Section 11.1(a) and specifically excluding any claim arising out of the manufacture, sale, distribution or use of Products by XiMo, its Affiliates or sublicensees (excluding ERS), and its and their customers); (c) the gross negligence or willful misconduct of any ERS Indemnified Party; or (d) any violation of any law, statute, ordinance, or regulation by ERS.

11.3. Indemnification Procedures. A Party seeking indemnification under this Article 11

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shall promptly notify the other Party in writing of any action, claim or liability in respect of which such Party or any related indemnified party intends to claim such indemnification. The Party seeking indemnification shall permit, and shall cause its related indemnified parties to permit, the indemnifying Party to settle any such action, claim or liability and agrees to the control of such defense or settlement by the indemnifying Party; provided, however, that such settlement does not adversely affect the indemnified Party’s (or any related indemnified party’s) rights hereunder or impose any obligations on the indemnified Party or any related indemnified party in addition to those set forth herein. The indemnified Party shall not settle any such action, claim or liability without the prior written consent of the indemnifying Party, and the indemnifying Party shall not have any indemnification obligation or be responsible for any attorneys’ fees or other costs incurred in connection with any claim settled by the indemnified Party or any related indemnified party without the indemnifying Party’s prior written consent. The indemnified Party and its related indemnified parties and their respective employees and agents, shall cooperate fully with the indemnifying Party and its legal representatives in the investigation and defense of any action, claim or liability covered by this Article 11. An indemnified Party shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

11.4. Mitigation. Each Party shall use reasonable commercial efforts to mitigate any damages incurred by it on account of a third party claim subject to indemnification hereunder.

11.5. Insurance. Each Party shall maintain comprehensive general liability insurance, including products liability and contractual liability coverage, in an amount and for a time period that will cover the liability assumed by that Party under this Agreement. Each Party shall provide the other with a certificate of insurance evidencing the existence of these coverages upon request.

12.	Limitations of Liability and Disclaimers.

12.1. Limitation of Liability. The liability of each Party, its Affiliates, and its and their respective shareholders, directors, officers, employees, agents, contractors, representatives, successors, or assigns for actual damages (whether a claim therefor is based on warranty, contract, tort (including negligence or strict liability), statute, or otherwise) connected with or arising or resulting from any performance or nonperformance of obligations under this Agreement or otherwise related to this Agreement shall be limited, in the aggregate, for all claims to an amount that is equal to the amount of amounts paid by ERS to XiMo in connection with this Agreement.

12.2. Exclusion of Certain Damages. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUB-CONTRACTORS, REPRESENTATIVES, SUCCESSORS, OR ASSIGNS BE LIABLE TO ANY OTHER PARTY, OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, AFFILIATES, OR SUBCONTRACTORS FOR, AND EACH PARTY HEREBY EXPRESSLY WAIVES RIGHTS TO, ANY INDIRECT, ECONOMIC, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS, LOSS OF BUSINESS REVENUE OR EARNINGS, LOSS OF USE, LOSS OF DATA, LOSS OF SAVINGS, LOSSES BY REASON OF COST OF CAPITAL, OR A FAILURE TO REALIZE EXPECTED

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SAVINGS) DIRECTLY OR INDIRECTLY ARISING OUT OF, OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY, THIS AGREEMENT, WHETHER OR NOT SUCH DAMAGES COULD REASONABLY BE FORESEEN OR THEIR LIKELIHOOD HAS DISCLOSED TO THE OTHER PARTY, AND REGARDLESS OF WHETHER A CLAIM IS BASED ON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT, OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE.

12.3. Exceptions. The limitation of liability in Section 12.1 and the exclusion of certain damages in Section 12.2 shall not apply to: (a) the indemnification obligations set forth in Article 11; (b) liabilities (including any related indemnification obligations) caused by, or arising from, a Party’s gross negligence, willful misconduct, intentional breach, fraud or violation of law; or (c) a Party’s breach of its obligations with respect to Confidential Information in Article 8.

12.4. Risk of Failure. Each Party recognizes and assumes the significant risks associated with designing, developing and manufacturing Developed Products or with performance of Joint Development Activities in accordance with this Agreement and the Joint Development Plan. Specifically, each Party individually assumes the risks that: (a) the Parties will not develop any Developed Catalysts, Products or processes that meet commercial requirements or the goals of the Joint Development Plan(s) or that ERS will not develop or commercialize Products that are produced utilizing a Developed Catalyst; and (b) the market will fail to accept such Developed Catalysts or such Products or the market will fail to accept such Developed Catalysts or such Products to the level anticipated by ERS or XiMo as of the Effective Date. Although ERS and XiMo will use commercially reasonable efforts to implement and execute each Joint Development Plan, no expenditures by either Party hereunder will be reimbursed because the development of any Developed Catalysts, Products, or other products or processes has been unsuccessful. EXCEPT AS OTHERWISE EXPLICITLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS TO THE OTHER PARTY ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT ARISING OUT OF ITS PERFORMANCE UNDER THIS AGREEMENT OR ITS ATTEMPTED DEVELOPMENT OF A PRODUCT OR PROCESS PURSUANT TO THIS AGREEMENT.

13.	Term and Termination.

13.1. Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated pursuant to Section 13.2, Section 13.3, or Section 13.4 below, shall be in effect until the date that is four (4) years after the Commencement Date. The Parties may mutually agree in writing to extend this Agreement for additional terms; provided, however, that the Research Payment associated with each FTE may, in each annual extension term, be adjusted for inflation (based on an index applicable to the location in which such FTEs are engaged) and/or to account for any expanded scope and economies of scale based on the number of FTEs engaged in Joint Development Activities in such extension term, as mutually agreed upon by the Parties.

13.2. Termination for Cause. Either Party may terminate this Agreement if the other

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Party commits a material breach of this Agreement and fails to cure such breach, or, if such breach is incapable of cure, fails to take all commercially reasonable measures to cure such breach, within thirty (30) days of receipt of written notice of such breach by the non-breaching Party. In addition, either Party may terminate this Agreement upon sixty (60) days advance written notice if the other Party (a) files for bankruptcy, (b) is declared insolvent, (c) is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer for it, which proceedings are not dismissed within sixty (60) days after their commencement, or (d) makes an assignment of all or substantially all of its assets or properties for the benefit of its creditors.

13.3. Termination for Patent Challenge. If ERS or any of its Affiliates brings a Patent Challenge, or assists others in bringing a Patent Challenge (except as required under a court order or subpoena), then XiMo may terminate this Agreement upon fifteen (15) days’ prior written notice to ERS, provided, however, that if such Patent Challenge or assistance is terminated during such fifteen (15) day period, then XiMo shall not have the right to so terminate this Agreement and provided further that XiMo shall waive its right to terminate this Agreement for such a Patent Challenge or assistance in the event it does not exercise such right within [***] of the expiration of the fifteen (15) day period specified above.

13.4. Termination by ERS for Convenience. ERS shall have the right, upon thirty (30) days’ prior written notice to XiMo, to terminate this Agreement for any reason. If ERS elects to terminate this Agreement under this Section 13.4, ERS shall, within ten (10) days of the termination date, pay XiMo an amount equal to [***] plus [***] for each FTE being funded by ERS under this Agreement as of the date of notice of termination over and above [***].

13.5. Survival. Except as expressly set forth in this Section, the obligations of the Parties under this Agreement that the Parties have expressly agreed shall survive termination or expiration of this Agreement or that, by their nature, would continue beyond the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement for any reason. Without limiting the generality of the foregoing, except as expressly set forth in the next sentence, the Parties intend that the following Articles and Sections survive expiration or termination of this Agreement: Article 1, Section 6.1(a), Section 6.1(b), Section 6.2(a), Section 6.2(b), Section 6.3, Section 6.4, Section 6.5, Section 6.6, Section 7.1, Section 7.2, Section 7.3 (for so long as the royalty obligation survives), Section 7.4, Section 7.5, Section 7.6, Section 7.7, Section 7.8, Article 8, Article 10, Article 11, Article 12, this Section 13.5, Section 13.6, Article 14, and Article 15 of this Agreement. Notwithstanding anything in this Agreement to the contrary, the licenses granted to ERS under Section 6.1 and Section 6.3 shall not survive termination of this Agreement in the event of termination by XiMo under Section 13.3 or termination by XiMo for uncured nonpayment breach by ERS hereunder or for a breach by ERS of its obligations under Article 8 or Section 6.3(b), but shall survive in all other circumstances. For the sake of clarity the exclusivity periods under Section 4.1 and Section 4.2 will terminate upon any termination of this Agreement.

13.6. Remedies Cumulative. The election by a Party to terminate this Agreement in accordance with its terms will not be deemed an election of remedies, and all remedies provided by this Agreement or available at law or in equity shall be cumulative and shall survive any termination or expiration.

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14.	Dispute Resolution.

14.1. Escalation. The Parties shall first attempt to resolve any dispute relating to this Agreement within the Executive Team, the members of which shall work together in good faith to resolve any such dispute. If the Executive Team is unable to resolve any dispute after good faith efforts to do so or after agreeing that the dispute should be resolved by senior management, the Executive Team shall escalate such dispute to one (1) senior executive of each Party, which senior executives shall promptly work together in good faith to resolve such dispute.

14.2. Arbitration. If the Parties are unable to resolve any dispute relating to this Agreement by negotiation or mediation under Section 14.1 within thirty (30) business days after being referred to senior executives, either Party may submit such dispute to binding arbitration administered under the rules of the International Chamber of Commerce and the other Party hereby consents to the arbitration proceeding and agrees to be bound by such proceeding. The arbitration shall be heard and determined by a panel of three (3) arbitrators, each of whom shall be a neutral and disinterested attorney having reasonable experience and qualifications to arbitrate a dispute hereunder. Each Party shall choose one (1) arbitrator, with the third arbitrator chosen by agreement of the two (2) arbitrators chosen by the Parties. In the event the two (2) arbitrators chosen by the Parties cannot agree on a third arbitrator, such third arbitrator shall be selected by the International Chamber of Commerce. The decision of a majority of the arbitrators shall be final and binding on the Parties. The arbitration proceeding shall occur in Zurich, Switzerland, and the arbitrators shall apply the laws of the state of New York as set forth herein. Each Party shall bear its own costs relating to such arbitration, and the Parties shall equally share the arbitrators’ fees and expenses. The resolution of the arbitrator shall be final and binding on the Parties, without right of appeal. Notwithstanding the foregoing, in no event shall any arbitration award provide a remedy beyond those permitted under this Agreement, and any award providing a remedy beyond those permitted under this Agreement shall not be confirmed, no presumption of validity shall attach, and such award shall be vacated. Materials exchanged or submitted under the arbitration and other information related to the arbitration proceeding shall be Confidential Information of the disclosing Party.

14.3. Equitable Relief. Notwithstanding Section 14.2, either Party may make a court filing or take whatever actions are necessary at any time to seek an injunction or other equitable relief where there is a likelihood of immediate and irreparable harm to its interests or to enforce an arbitration decision under Section 13.2.

15.	General.

15.1. Joint Development Plans. The Joint Development Plans, when mutually agreed upon in writing and signed by the Parties, form part of this Agreement and shall have full force and effect as if expressly set out in the body of this Agreement, and reference to this Agreement shall include the attached Joint Development Plans. If any conflict arises between any term, condition or provision of a Joint Development Plan and any term, condition or provision of this Agreement, the applicable term, condition or provision of this Agreement shall prevail.

15.2. Entire Agreement; Amendment. This Agreement and any Joint Development Plan(s) constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all contemporaneous oral agreements and all prior oral and

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written quotations, communications, agreements, understandings of the Parties, and written or oral representations of either Party with respect to the subject matter of this Agreement, including any letter of intent, memorandum of understanding or confidentiality agreement executed by the Parties. This Agreement shall not be amended or modified except by a written instrument executed by an authorized representative of each Party. The Parties expressly acknowledge and agree that this Agreement, and the confidentiality terms hereof, supersede and replace that certain Mutual Confidentiality Agreement entered into by and between the Parties dated as of April 12, 2010.

15.3. Notices. Any notice under this Agreement is to be sent by overnight courier or certified or registered mail, return receipt requested, to the address specified below or such other address as the receiving Party specifies in writing, and will be effective upon its mailing as specified.

To ERS :	Elevance Renewable Sciences Inc. 175 E. Crossroads Parkway, Bolingbrook, Illinois 60440 Attn: [***] Ph: [***] Fax: [***]

with a copy (which shall not constitute notice) sent to:	[***] Kirkland & Ellis LLP 300 North LaSalle Street Chicago, IL 60654 Ph: [***] F: [***]

To XiMo:	XiMo Ltd. Altsagenstrasse 3 CH-6048 Horw/Luzern, Switzerland Attention: [***] Tel: [***] Fax: [***]

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with a copy (which shall not constitute notice) sent to:	[***] Choate, Hall & Stewart LLP Two International Place Boston, MA 02110 [***] [***]

15.4. Assignment. This Agreement shall be binding on the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other Party; provided, however, that either Party may freely (without the consent of the other Party) assign this Agreement (a) to an Affiliate of the assigning Party, or (b) to an acquirer of all or substantially all of the business of the assigning Party to which this Agreement relates, whether by merger, sale of stock or assets, or otherwise. Any attempted assignment or delegation in contravention of the foregoing will be void.

15.5. Severability. If any provision of this Agreement is determined to be invalid or unenforceable the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon ERS and XiMo and shall be enforceable and such provision shall be reformed to the extent necessary to render such provision valid and enforceable and to reflect the intent of the Parties to the maximum extent possible under applicable law.

15.6. Waiver of Default. The failure by either Party to insist upon strict performance of any of the provisions contained in this Agreement shall not constitute a waiver of its rights, at law or in equity, or a waiver of any other provisions or subsequent default by the other Party in the performance or compliance with any of the terms and conditions set forth in this Agreement.

15.7. Relationship of Parties. Each Party is an independent contractor of the other and neither Party nor any employee, agent or contractor of such Party shall be considered a partner, joint venturer, joint employer, principal, agent, or employee of the other Party.

15.8. Governing Law. This Agreement is to be governed by and construed in accordance with the internal laws of the state of New York, excluding that body of law pertaining to conflict of laws.

15.9. Jointly Drafted; Review by Counsel. The Parties have participated jointly in the negotiation and drafting of this Agreement and have had the opportunity to review the Agreement with counsel of their choosing. In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

15.10. Costs. Each Party shall bear its own costs and expenses with respect to negotiating and entering into this Agreement.

15.11. Licenses in Bankruptcy. Each Party specifically acknowledges and agrees that any Intellectual Property licensed by it hereunder constitutes “intellectual property” for purposes of the United States Code, Title 11, Section 365(n). In the event of a Party’s bankruptcy and a

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subsequent rejection or disclaimer of this Agreement by a bankruptcy trustee or by such Party as a debtor-in-possession, whether under the law of the United States or elsewhere, or in the event of a similar action under applicable law, the other Party may elect to retain its licensed rights, subject to and in accordance with the provisions of the United States Code, Title 11, Section 365(n) or other applicable law. Notwithstanding the fact that other matters that may be subject to rejection or disclaimer are being addressed in connection with this Agreement, the Parties acknowledge and agree that it is the Parties’ intent that United States Code, Title 11, Section 365(n) shall continue to apply with respect to any Intellectual Property licensed to a Party hereunder in the event of a rejection or disclaimer of this Agreement by a bankruptcy trustee or by the other Party as a debtor-in-possession.

15.12. Further Assurances. Without limiting anything set forth in Article 6 or otherwise in this Agreement, each Party hereby agrees that from time to time, at the request of the other Party and without further consideration, it shall execute and deliver such other documents and take such other actions as the other Party may reasonably request and are reasonably necessary to implement this Agreement or to protect or perfect the Parties’ respective rights hereunder.

15.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Parties, by their respective authorized representatives, have signed this Agreement as of the Effective Date.

ELEVANCE RENEWABLE SCIENCES, INC.		XIMO LTD

By:	/s/ Mel Luetkens	By:	/s/ Douglas Gunthardt

Name:	Mel Luetkens	Name:	Douglas Gunthardt

Title:	COO	Title:	Chairman

XIMO LTD

		By:	/s/ Georg E. Frater

		Name:	Georg E. Frater

		Title:	CEO